NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 19, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 07, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business combination bewteen Chenghe Acquisition II Co. and Polibeli Group Ltd became effective on August 7, 2025. Each Class A Ordinary Share of Chenghe Acquisition II Co. will be converted into the right to receive one Polibeli Group Ltd Class A Ordinary Share; Each Redeemable Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 of Chenghe Acquisition II Co. will be converted into the right to receive one Polibeli Group Ltd Warrant; and Each Units of Chenghe Acquisition II Co. will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 8, 2025.